As filed with the Securities and Exchange Commission on June 4, 2014

Registration Statement File No. 333-05131
Registration Statement File No. 333-191538

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-05131
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-191538

UNDER
THE SECURITIES ACT OF 1933

ZALE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-0675400
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	Number)

901 West Walnut Hill Lane
Irving, Texas 75038-1003
(972) 580-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bridgett Zeterberg
Senior Vice President, General Counsel and Secretary
Zale Corporation
901 West Walnut Hill Lane
Irving, Texas 75038-1003
(972) 580-4000
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Eric L. Schiele
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
(212) 474-1000

Not applicable.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Zale Corporation (the “Company”) on Form S-3 (collectively, the “Registration Statements”):

1.
Registration Statement No. 333-05131, pertaining to the registration of 8,016,750 shares of common stock, par value $0.01 per share (“Common Stock”) of the Company, as previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 4, 1996 and amended on June 21, 1996 and July 24, 1996; and

2.	Registration Statement No. 333-191538, pertaining to the registration of 11,064,684 shares of Common Stock, as previously filed with the Commission on October 2, 2013 and amended on October 24, 2013.

On May 29, 2014, pursuant to the Agreement and Plan of Merger, dated as of February 19, 2014 (the “Merger Agreement”), by and among the Company, Signet Jewelers Limited, a Bermuda corporation (“Signet”), and Carat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Signet (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Signet.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, State of Texas, on this 4th day of June, 2014.

ZALE CORPORATION

By:	/s/ Thomas A. Haubenstricker
Thomas A. Haubenstricker
Senior Vice President, Chief Financial Officer